2II Putnam Capital Opportunities Fund attachment
04/30/08

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

For the year ended April 30, 2008, Putnam Management has assumed $2,418 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters

72DD1 (000s omitted)

Class A		1,967

72DD2 (000s omitted)

Class R		7
Class Y		2,742

73A1

Class A		0.051

73A2

Class R		0.031
Class Y		0.083

74U1 (000s omitted)

Class A		36,871
Class B		9,686
Class C		2,155

74U2 (000s omitted)

Class M		916
Class R		283
Class Y 	35,899

74V1

Class A		9.25
Class B		8.45
Class C		8.55

74V2

Class M		8.73
Class R		9.12
Class Y		9.43

Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy
While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.